EXHIBIT 99.1

55 Union Boulevard, P.O. Box 269, Totowa, NJ  07511-0269
(973) 942-1111     Fax (973) 942-9816
www.greatercommunity.com

Greater Community Bancorp Reports Third Quarter 2007 EPS of $0.25

TOTOWA, NJ, October 17, 2007 – Greater Community Bancorp (Nasdaq: GFLS) (the “Company”) announced net income for the third quarter of 2007 of $2.2 million, decreasing $0.2 million or 8.6% from the $2.4 million reported for the third quarter of 2006.  Diluted earnings per share were $0.25, compared to $0.28 per share reported for the prior-year third quarter. For the first nine months of 2007, the Company reported net income of $6.9 million, a decrease of $0.1 million from the $7.0 million reported for the same period in 2006. Diluted earnings per share were $0.80, compared to $0.81 reported for the same period in the prior year.

For the third quarter of 2007, net interest income totaled $7.9 million, increasing $0.2 million compared to a year ago. The provision for loan and lease losses was $0.6 million for the quarter, compared to $0.2 million a year ago. Non-interest income totaled $2.1 million, compared to $1.6 million for the third quarter of the prior year. Non-interest income for the period included gains on sales of securities of $0.5 million compared to $0.1 million for the same period a year ago.  Non-interest expense of $6.2 million for the quarter increased $0.6 million from a year ago.

Anthony M. Bruno, Jr., Chairman, President and CEO, noted, “For over a year, our net interest margin has been compressed due to an inversion of the interest rate yield curve. This inverted yield curve has put upward pressure on deposit rates while also reducing our ability to price loans at rates that would allow us to increase the yield on our portfolio faster than the increase in our cost of funds. To illustrate, for the third quarter of 2007, our net interest margin was 3.48% compared to 3.74% for the same period a year ago.

“However, for the most recent two quarters, we have seen our net interest income increase after experiencing declines for four consecutive prior quarters. This, coupled with the Federal Reserve’s recently announced federal funds interest rate decrease, indicates that we may be turning a corner for improved profitability from the net interest margin. To say the least, it has been frustrating for us, and generally for all community banks, to have been generating assets without realizing incremental net interest income for quite some time”.

Mr. Bruno also commented, “We are pleased with our enhanced ability to generate new loan volume as a result of having recruited additional experienced lenders earlier this year. This initiative is providing us with an opportunity to add diversification to our loan portfolio and enhance yield by generating more commercial and industrial loans than ever before.  Finally, we are excited about the prospects of our new branch office in Englewood, NJ, which we anticipate will open during the quarter”.

At September 30, 2007, total assets were $980.7 million, up $29.7 million since December 31, 2006 and $81.7 million from a year ago, representing annualized growth of 4.2% and 9.1%, respectively. Loans and leases totaled $789.4 million as of September 30, 2007, increasing $28.8 million in the current quarter and $89.9 million from a year ago. Total deposits increased $30.0 million since December 31, 2006, totaling $757.3 million at September 30, 2007, growing at an annualized rate of 5.5%. Shareholders' equity totaled $71.0 million as of September 30, 2007, compared to $67.6 million at December 31, 2006. At September 30, 2007, non-performing assets were 0.23% of total assets, compared to 0.15% at December 31, 2006. Net charge-offs for the nine months ended September 30, 2007 were $411,000, or an annualized 0.07% of average loans and leases, and the allowance for loan and lease losses at period-end was 1.38% of total loans and leases.

On September 28, 2007, the Company issued a previously declared 2.5% stock dividend to shareholders of record on September 14, 2007. Also, in September the Company declared a $0.145 per share quarterly cash dividend, representing an annualized cash dividend of $0.58 per share.

About the Company

Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. The Company operates fifteen full-service branches in the northern New Jersey counties of Passaic, Bergen, and Morris through its state-chartered commercial bank subsidiary, Greater Community Bank. Greater Community Bank provides traditional commercial and retail banking services to small businesses and consumers, and operates an equipment leasing and financing subsidiary, Highland Capital Corp. Greater Community Financial, a division of Greater Community Bank, provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member NASD/SIPC. (Securities are not FDIC insured or bank-guaranteed, and are subject to risk and may lose value). The Company offers traditional insurance products through its Greater Community Insurance Services, LLC subsidiary, and also offers title insurance and settlement services through its Greater Community Title, LLC subsidiary and personal income tax return preparation services through its Greater Community Tax Services, LLC subsidiary.  Insurance policies and tax services are not insured by the FDIC or any federal government agency, may lose value, and are not a deposit of or guaranteed by Greater Community Bank or any bank affiliate. For additional information about Greater Community Bancorp and its subsidiaries visit www.greatercommunity.com or call 973-942-1111.

Forward-Looking Statements

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, change in economic climate, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company's business, competitive pressures, changes in accounting, tax or regulatory practices or requirements, resolution of tax reviews, and those risk factors detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT at Greater Community Bancorp:
Anthony M. Bruno, Jr.
973-942-1111 x 1001
anthony.bruno@greatercommunity.com

SOURCE: Greater Community Bancorp

Greater Community Bancorp
Consolidated Balance Sheets
(dollars in thousands, except per share data)

	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
CASH AND DUE FROM BANKS - Non interest-bearing	$18,234	$22,269
FEDERAL FUNDS SOLD	7,390	31,600
Total cash and cash equivalents	25,624	53,869
DUE FROM BANKS - Interest-bearing	7,018	26,359
INVESTMENT SECURITIES - Available-for-sale	89,482	64,942
INVESTMENT SECURITIES - Held-to-maturity (aggregate fair values of
$18,443 and $36,225 at September 30, 2007 and December 31, 2006, respectively)	18,866	36,391
Total investment securities	108,348	101,333
LOANS AND LEASES, net of unearned income	789,410	721,430
Less: Allowance for loan and lease losses	(10,869)	(10,022)
Net loans and leases	778,541	711,408
PREMISES AND EQUIPMENT, net	12,148	10,599
ACCRUED INTEREST RECEIVABLE	4,640	4,091
OTHER REAL ESTATE OWNED, net	349	349
BANK-OWNED LIFE INSURANCE	15,827	15,477
GOODWILL	11,574	11,574
OTHER ASSETS	16,605	15,910
TOTAL ASSETS	$980,674	$950,969

LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS:
Non interest-bearing	$175,257	$169,013
Interest-bearing checking	90,753	103,853
Money market	229,666	191,912
Savings	65,723	68,659
Time deposits less than $100	121,029	119,470
Time deposits $100 and over	74,892	74,405
Total deposits	757,320	727,312
FEDERAL FUNDS PURCHASED	-	10,000
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE	9,822	8,246
FHLB ADVANCES	106,000	96,000
SUBORDINATED DEBENTURES	24,743	24,743
ACCRUED INTEREST PAYABLE	4,732	3,191
OTHER LIABILITIES	7,062	13,902
Total liabilities	909,679	883,394
SHAREHOLDERS' EQUITY:
Common stock, par value $0.50 per share: 20,000,000 shares authorized, 8,664,697 and
8,402,842 shares outstanding at September 30, 2007 and December 31, 2006, respectively	4,332	4,201
Additional paid-in capital	62,436	58,633
Retained earnings	4,077	3,963
Accumulated other comprehensive income	150	778
Total shareholders' equity	70,995	67,575
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$980,674	$950,969

Greater Community Bancorp
Consolidated Statements of Income
(in thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

INTEREST INCOME:
Loans and leases	$13,618	$12,245	$39,417	$35,704
Investment securities	1,485	1,353	4,222	4,109
Federal funds sold and deposits with banks	400	257	1,676	753
Total interest income	15,503	13,855	45,315	40,566

INTEREST EXPENSE:
Deposits	5,716	4,526	16,412	11,743
Short-term borrowings	1,432	1,060	4,072	3,191
Long-term borrowings	422	507	1,436	1,521
Total interest expense	7,570	6,093	21,920	16,455

NET INTEREST INCOME	7,933	7,762	23,395	24,111

PROVISION FOR LOAN AND LEASE LOSSES	614	177	1,258	491
Net interest income after provision for loan and lease losses	7,319	7,585	22,137	23,620

NON-INTEREST INCOME:
Service charges on deposit accounts	644	686	1,958	2,103
Commissions and fees	372	305	1,028	907
Loan fee income	375	223	810	505
Gain on sale of loans	53	-	109	-
Gain on sale of investment securities	464	137	624	165
Bank-owned life insurance	121	117	350	352
All other income	81	146	289	454
Total non-interest income	2,110	1,614	5,168	4,486

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,540	3,204	11,000	10,512
Occupancy and equipment	916	912	2,951	2,748
Regulatory, professional and other fees	597	503	2,485	1,613
Computer services	360	201	837	644
Office expenses	260	252	827	781
Interest on income taxes (recovery)	12	-	(503)	-
Other operating expenses	501	561	1,618	1,514
Total non-interest expense	6,186	5,633	19,215	17,812

INCOME BEFORE PROVISION FOR INCOME TAXES	3,243	3,566	8,090	10,294
PROVISION FOR INCOME TAXES	1,048	1,164	1,210	3,316

NET INCOME	$2,195	$2,402	$6,880	$6,978

Weighted average shares outstanding - Basic	8,658	8,555	8,642	8,537
Weighted average shares outstanding - Diluted	8,664	8,588	8,645	8,571

Earnings per share - Basic	$0.25	$0.28	$0.80	$0.82
Earnings per share - Diluted	$0.25	$0.28	$0.80	$0.81

Greater Community Bancorp

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
SELECTED FINANCIAL DATA	2007	2006	2007	2006
(dollars in thousands, except per share data, unaudited)

Earnings
Net interest income	$7,933	$7,762	$23,395	$24,111
Provision for loan and lease losses	614	177	1,258	491
Non-interest income	2,110	1,614	5,168	4,486
Non-interest expense	6,186	5,633	19,215	17,812
Net income	2,195	2,402	6,880	6,978
Per Share Data[1]
Earnings per share - basic	$0.25	$0.28	$0.80	$0.82
Earnings per share - diluted	0.25	0.28	0.80	0.81
Book value per share	8.19	8.08	8.19	8.08
Cash dividends declared	0.145	0.137	0.423	0.394
Performance Ratios
Return on average assets	0.89%	1.06%	0.95%	1.05%
Return on average equity	12.37%	14.05%	13.37%	13.92%
Net interest margin (tax equivalent basis)	3.48%	3.74%	3.51%	3.95%
Efficiency ratio	64.58%	60.97%	67.87%	62.65%

	September 30,	December 31,
SELECTED BALANCE SHEET DATA & RATIOS	2007	2006
(dollars in thousands)	(unaudited)

Period-end Balances
Total assets	$980,674	$950,969
Total loans and leases, net of unearned income	789,410	721,430
Total deposits	757,320	727,312
Total shareholders' equity	70,995	67,575
Capital & Liquidity
Shareholders' equity/ total assets	7.24%	7.11%
Loans and leases/ deposits	104.24%	99.19%
Asset Quality
Net loan and lease charge-offs/ average loans and leases	0.05%	0.03%
Nonperforming assets/ total assets	0.23%	0.15%
Allowance for loan and lease losses/ total loans and leases	1.38%	1.39%

[1] Adjusted retroactively for stock dividends.